Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700

BREEZE-EASTERN REPORTS REVISED SALES AND ADJUSTED EBITDA TARGETS
Union, New Jersey — December 12, 2007 — Breeze Eastern Corporation (AMEX:BZC) reported today that the continuing impasse in Congress on enactment of appropriations to fund the Global War on Terror has caused the Company to revise its fiscal 2008 Sales target from $77 million to approximately $74 million and its Adjusted EBITDA target from $15.9 million to approximately $13.3 million, without regard to any potential benefits related to the recently announced contract for the sale and leaseback of the Union, NJ facility. The governmental impasse is primarily responsible for a substantial shortfall in orders for spare parts, a situation that was referenced in the Company’s second quarter earnings release. The Company expects that greater than projected sales of new production will partially offset this shortfall, but not to the level necessary to achieve the previously stated Sales and Adjusted EBITDA targets. While acknowledging that the governmental impasse is having a short term negative effect, the Company believes its ability to partially offset the shortfall through new production shipments and its continued success in winning new programs that support its strategic plan objectives are more indicative of favorable long term trends.
Robert White, President and CEO stated, “In our second quarter earnings release issued on October 25, 2007, we stated that an extended delay in certain appropriations associated with the Federal Government defense budget would present an obstacle, especially in regards to achieving our gross margin, and therefore would negatively impact Adjusted EBITDA to an extent that might prove impractical for us to overcome in achieving our original FY 2008 targets. In addition, I emphasized in the earnings conference call on that day the importance to us of settling the governmental defense appropriation impasse during this quarter. So far, that has not happened. While we remain confident that the unrealized portion of the anticipated spare parts sales will eventually be ordered, we do not expect to deliver them in fiscal 2008. Notwithstanding the anticipated shortfalls in meeting our fiscal 2008 financial targets, we expect a reduction of debt for the fiscal year of approximately $14 million, $5 million of which is expected to come from operations and approximately $9 million of which is anticipated upon the closing of the recently announced contract for sale and lease-back of the Union, New Jersey
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — December 12, 2007
Revised Sales and Adjusted EBITDA Targets	Page 2 of 3

facility. If the contract contingencies are timely satisfied, it is anticipated that the sale and lease-back will close in the Company’s fiscal fourth quarter ending March 31, 2008. The sale and lease-back of the facility is an element of the Company’s strategic plan announced in February 2007, and is one step in the ultimate relocation of the Company’s facility to a new site, yet to be selected, that will be better suited to its current and expected needs.”
The Company discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt) in addition to disclosing operating income (gross profit less general, administrative and selling expenses) and the Company’s financial results determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA and operating income are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 180 people at its facility in Union, New Jersey, and reported net sales of $73.3 million in the fiscal year ended March 31, 2007.

Breeze-Eastern Corporation — December 12, 2007
Revised Sales and Adjusted EBITDA Targets	Page 3 of 3

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, closing on the contract for the sale of the Company’s Union, New Jersey facility; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended September 30, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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